EXHIBIT 7.1

STATEMENT RE. COMPUTATION OF RATIOS

		Coca-Cola	Coca-Cola
		Hellenic	Hellenic	Hellenic
		Bottling	Bottling	Bottling
		Company S.A.	Company S.A.	Company S.A.
		under US	under US	under US
(in millions of euro)		GAAP	GAAP	GAAP

		December 31,	December 31,	December 31,
		2002	2001	2000

Cash Operating Profit (COP)
	Net income (loss)	58.0	52.2	37.2
	Cumulative effect of accounting change for Statement No.142, net of income taxes	94.0	—	—
	Minority interests	15.8	15.4	4.3
	Share of (income) loss of equity method investees	(4.3)	1.6	11.4
	Income tax expense	73.3	18.2	35.8
	Other expenses	4.2	6.4	12.1
	Other income	(16.8)	(9.4)	(5.2)
	Gain on sale of investment	—	—	(24.7)
	Interest expense	70.3	77.3	50.2

	Operating profit	294.5	161.7	121.1
Add:	Amortization of intangible assets	—	77.8	29.4
	Depreciation of tangible assets	270.2	236.8	141.0

Cash Operating Profit (COP)		564.7	476.3	291.5

		Coca-Cola Hellenic	Coca-Cola Hellenic
		Bottling Company S.A.	Bottling Company S.A.
		December 31,	December 31,
	(in millions of euro)	2002	2001

	Amended Profit and Loss	As reported
Return on Invested Capital (ROIC) =		under US GAAP	Pro forma
	Capital Employed

	Tax shield

	Interest expense (as reported)	(70.3)	(77.3)
	Interest expense (pro forma adjustment)	—	(5.7)

		(70.3)	(83.0)
	Greek statutory tax rate	35%	35%

		(24.6)	(29.1)
Amended Profit and Loss
	Operating profit (as reported)	294.5	161.7
	Operating profit (pro forma adjustment)	—	(15.1)

Add:	Amortization of intangible assets (as reported)	—	77.8

Less:	Income tax expense (as reported)	(73.3)	(18.2)
	Income tax expense (pro forma adjustment)	—	(6.2)
	Tax shield	(24.6)	(29.1)

		196.6	170.9

		As reported
		under US GAAP	Pro forma
	Capital Employed

	Shareholders’ equity	2,713.2	2787.2

	Cash and cash equivalents	(101.3)	(141.7)
	Short-term borrowings	313.1	89.0
	Loan notes to The Coca-Cola Company	—	158.2
	Current portion of long-term debt and capital lease obligations	210.7	6.8
	Long-term debt, less current portion	950.9	1,184.2
	Net borrowings	28.4	20.7

		1,401.8	1,317.2

	Capital Employed	4,115.0	4,104.4

	Return on Invested Capital (ROIC)	4.8%	4.2%